SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:	Morningstar Funds Trust

Address of Principal Business Office:

22 West Washington Street
Chicago, Illinois 60602

Telephone Number: (312) 696-6000

Name and address of agent for service of process:

Patrick J. Maloney
Morningstar Funds Trust
22 West Washington Street
Chicago, Illinois 60602

Telephone Number: (312) 696-6000

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒ NO ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 6th day of March, 2017.

Morningstar Funds Trust

By:	/s/ Daniel Needham
Daniel Needham
Trustee

Attest:	/s/ Patrick J. Maloney
Patrick J. Maloney
Secretary